Exhibit 99.1
Tupperware Brands Completes Remaining Land Sale Surrounding Central Florida Headquarters

Company will retain sale-leaseback arrangement for headquarters in Kissimmee

ORLANDO, Fla., November 29, 2021 ― Tupperware Brands (NYSE: TUP), a leading global consumer products company, announces today the closing of the sale of its remaining undeveloped land on which its headquarters is located to O’Connor Capital Partners. This transaction generated gross sale proceeds of $37 million.

The sale marks the completion of the transfer of all Tupperware’s remaining land in Central Florida. The first transaction for 108 acres of land was completed in October 2020 and this final transaction includes 125 acres of developable land and 490 acres of common areas and wetlands. In total, Tupperware Brands has transferred approximately 740 acres in connection with its Orlando land sale. The company will remain in its headquarters building and retain its 11-year sale-leaseback arrangement with O’Connor that was executed in November 2020.

“We remain committed to our Turnaround Plan and a key part of that strategy is to direct all our attention to growing our core direct selling business while evolving to an omnichannel model to move into new categories and channels to-market,” said Miguel Fernandez, CEO of Tupperware Brands. “The decision to sell our remaining land in Orlando is another step in that direction. We proudly call Orlando home and look forward to continuing to be a strong community partner here in Central Florida.”

Tupperware Brands has been headquartered in the Orlando area since 1953, when founder and inventor Earl Tupper purchased over 1,300 acres of undeveloped land in what was at the time, a small farm community. Tupperware Brands, then known as Tupperware Home Parties, was the largest corporation in the area and played a foundational role in the development of the surrounding land.

“O’Connor is excited to continue and expand its development activities in the area – which date back to 2003 and have covered more than 800 acres of developable land,” added John O’Connor, Head of Acquisitions at O’Connor. “This transaction represents our final phase of a multi-year development partnership with Tupperware.”

About Tupperware Brands Corporation
Tupperware Brands Corporation (NYSE: TUP) is a leading global consumer products company that designs innovative, functional and environmentally responsible products that people love and trust. Founded in 1946, Tupperware’s signature container created the modern food storage category that revolutionized the way the world stores, serves and prepares food. Today, this iconic brand has more than 8,500 functional design and utility patents for solution-oriented kitchen and home products. With a purpose to nurture a better future, Tupperware products are an alternative to single-use items. The Company distributes its products into nearly 70 countries primarily through independent representatives around the world. For more information, visit Tupperwarebrands.com or follow Tupperware on Facebook, Instagram, LinkedIn and Twitter.

Investors: Alexis Callahan, alexiscallahan@tupperware.com, 321.588.5129
Media: Cameron Klaus, cameronklaus@tupperware.com, 407.371.9784

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